EXHIBIT 12.1
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                                       WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                            TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                          (AMOUNTS IN THOUSANDS)



                                                              Years Ended December 31,
                                                         --------------------------------
                                                            1998        1997       1996
                                                         ---------   ---------  ---------
Net income available to common shareholders . . . . . .  $  54,484   $ 54,966   $ 53,938

Add:
Portion of rents representative of the interest factor.        882        667        605
Interest on indebtedness. . . . . . . . . . . . . . . .     33,654     30,009     21,975
Preferred dividends . . . . . . . . . . . . . . . . . .      5,881
Amortization of debt cost . . . . . . . . . . . . . . .        366        432        355
                                                         ---------  ---------  ---------
    Net income as adjusted. . . . . . . . . . . . . . .  $  95,267   $ 86,074   $ 76,873
                                                         =========  =========  =========

Fixed charges:
Interest on indebtedness. . . . . . . . . . . . . . . .  $  33,654   $ 30,009   $ 21,975
Capitalized interest. . . . . . . . . . . . . . . . . .      1,375        812      1,285
Preferred dividends . . . . . . . . . . . . . . . . . .      5,881
Amortization of debt cost . . . . . . . . . . . . . . .        366        432        355
Portion of rents representative of the interest factor.        882        667        605
                                                         ---------  ---------  ---------
    Fixed charges . . . . . . . . . . . . . . . . . . .  $  42,158   $ 31,920   $ 24,220
                                                         =========  =========  =========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . .       2.26       2.70       3.17
                                                         =========  =========  =========


Net income available to common shareholders . . . . . .  $  54,484   $ 54,966   $ 53,938
Depreciation and amortization . . . . . . . . . . . . .     41,580     37,544     33,414
Gain on sales of property and securities. . . . . . . .       (885)    (3,327)    (5,563)
Extraordinary charge (early retirement of debt) . . . .      1,392
                                                         ---------  ---------  ---------
    Funds from operations . . . . . . . . . . . . . . .     96,571     89,183     81,789
Add:
Portion of rents representative of the interest factor.        882        667        605
Preferred dividends . . . . . . . . . . . . . . . . . .      5,881
Interest on indebtedness. . . . . . . . . . . . . . . .     33,654     30,009     21,975
Amortization of debt cost . . . . . . . . . . . . . . .        366        432        355
                                                         ---------  ---------  ---------
    Funds from operations as adjusted . . . . . . . . .  $ 137,354   $120,291   $104,724
                                                         =========  =========  =========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS . . . . . . . . .       3.26       3.77       4.32
                                                         =========  =========  =========

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